Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements Nos. 333-163668, 333-165384, 333-166728, 333-189681, 333-238575, 333-238577, and 333-279460 on Form S-8 and Registration Statements Nos. 333-274272 and 333-272098 on Form S-3 of Hyatt Hotels Corporation of our reports dated February 25, 2025, relating to the financial statements of Playa Hotels & Resorts N.V. and the effectiveness of Playa Hotels & Resorts N.V.’s internal control over financial reporting, appearing in this Current Report on Form 8-K dated March 17, 2025.

/s/ Deloitte & Touche LLP

McLean, VA

March 17, 2025